Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-272246) and Forms S-8 (Nos 333-268073, 333-262322 and 333-221589) of Stellar Bancorp, Inc. of our report dated February 29, 2024 to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10‑K.

/s/ Crowe LLP

Dallas, Texas
February 29, 2024